                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Bacou USA, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Bacou USA, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                            NOTICE OF ANNUAL MEETING
                                  MAY 13, 1999

To the Stockholders of
Bacou USA, Inc.

     You are hereby notified that the Annual Meeting of the Stockholders of Bacou USA, Inc. (the "Corporation") will be held at the Westin Hotel, One West Exchange Street, Providence, Rhode Island, on Thursday, May 13, 1999 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are duly elected and qualified.

          (2) To amend Article Four of the Corporation's Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of the Corporation's capital stock from 30,000,000 to 55,000,000 and to increase the number of authorized shares of the Corporation's $.001 par value Common Stock from 25,000,000 to 50,000,000.

          (3) To ratify the selection of KPMG LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1999.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            PHILIP B. BARR
                                            Secretary

March 30, 1999
Smithfield, Rhode Island

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1999

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of Bacou USA, Inc. (the "Corporation") to be held on May 13, 1999 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 17, 1999 will be entitled to vote. The stock transfer books have not been closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon. Any stockholder giving a proxy in the form enclosed has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 10 Thurber Boulevard, Smithfield, Rhode Island 02917.


     As of March 17, 1999, there were 17,621,465 shares of common stock of the Corporation, $0.001 par value ("Common Stock"), issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. Abstentions and broker non-votes will be counted in determining whether a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. An abstention on an increase in the number of authorized shares or the ratification of accountants will have the same legal effect as a vote against such matter. Brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors, an increase in the number of authorized shares, and the ratification of accountants and, as a result, broker non-votes will have no effect on the outcome of these matters.


     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite number of shares of Common Stock are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is March 30, 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 12, 1999, unless otherwise noted, certain information concerning the ownership of shares of Common Stock by
(i) each person or group that is known by the Corporation to own beneficially more than five percent of the issued and outstanding shares of Common Stock,
(ii) each director and nominee for director of the Corporation, (iii) each named executive officer described in "Executive Compensation" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.


NAME                                                NUMBER OF SHARES                PERCENT OF CLASS
----                                                ----------------                ----------------
Bacou S.A.........................................     12,612,600(1)                     71.59%
  168 Avenue des Aureats
  BP 1205
  26012 Valence Cedex, France
Philippe Bacou....................................     12,651,400(1)(3)                  71.65%
J. & W. Seligman & Co. Incorporated...............      1,096,697(2)                      6.22%
  100 Park Avenue
  New York, NY 10017
Walter Stepan.....................................        522,900(4)(5)                   2.95%
Christophe Bacou..................................         20,400(3)                         *
Philip B. Barr....................................         96,100(5)                         *
Karl F. Ericson...................................         25,400(3)                         *
Howard S. Leight..................................         50,000(6)                         *
Gilbert Vandeputte................................             --(7)                         *
Alfred J. Verrecchia..............................             --(8)                         *
Herbert A. Wertheim...............................         63,900(3)(9)(10)                  *
John F. Burt, Jr..................................        318,098(12)                     1.81%
Harry Neff........................................         30,000(5)                         *
John J. Bell......................................          6,000(5)                         *
John Dean.........................................          3,000(11)                        *
All directors and executive officers as a group
  (including Messrs. Burt, Neff, Bell and Dean, 18
  persons)........................................     13,820,198(3)(4)(5)(6)(9)(12)      76.66%


---------------

 (1) Philippe Bacou is Chairman, President and Chief Executive Officer of Bacou S.A. and has sole voting and dispositive power with respect to all shares owned by Bacou S.A. According to information provided to the Corporation by Bacou S.A, it is controlled by Engineering Bacou S.A. and Alesia, S.A.

 (2) According to its Schedule 13G/A filed with the Securities and Exchange Commission, J. & W. Seligman & Co. Incorporated had, as of December 31, 1998, shared voting power with respect to 847,300 shares and shared dispositive power with respect to 1,096,697 shares; it had no sole voting or dispositive power.

 (3) Includes, as applicable, the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1996 Non-Employee Director Stock Option Plan: Mr. P. Bacou, 38,800 shares; Mr. C. Bacou, 20,400 shares; Mr. Ericson, 20,400 shares; Dr. Wertheim, 20,400 shares; and all directors as a group, 100,000 shares.

 (4) Includes 55,440 shares of Common Stock owned of record by Mr. Stepan's wife.

 (5) Includes, as applicable, the following shares of Common Stock reserved for issuance upon exercise of stock options vested as of April 13, 1999 pursuant to the Corporation's 1996 Stock Incentive Plan: Mr. Stepan, 100,000 shares; Mr. Barr, 91,000 shares; Mr. Neff, 30,000 shares; Mr. Bell, 6,000 shares and all executive officers as a group (including Messrs. Stepan, Barr, Neff and Bell), 260,000 shares.

 (6) Includes 50,000 shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1998 Howard S. Leight Stock Option Plan, constituting all options reserved for issuance under this plan.

 (7) Mr. Vandeputte has been nominated to serve as a director commencing upon his election at the Annual Meeting of Stockholders on May 13, 1999.

 (8) Mr. Verrecchia was elected by the Board on February 24, 1999 to serve as a director until the Annual Meeting of Stockholders on May 13, 1999. He has been nominated to serve for another term as a director commencing upon his election at the Annual Meeting of Stockholders.

 (9) Includes 22,500 shares owned by Dr. Wertheim's spouse.

(10) Dr. Wertheim is not a nominee for election to another term on the Board of Directors.

(11) Mr. Dean was an executive officer of the Corporation from February 27, 1998 through May 19, 1998. His employment with the Corporation terminated on December 31, 1998.

(12) Represents unregistered shares received on September 30, 1997, as consideration for exchange of Mr. Burt's shares in Biosystems, Inc., as part of the Corporation's acquisition of Biosystems. Mr. Burt has "piggyback" registration rights with respect to these shares. Includes 45,038 shares held by Mr. Burt's wife, Roberta Burt, as Trustee under that certain Common Stock Voting Trust Agreement dated December 22, 1994 for the benefit of their children and certain nieces and nephews. Does not include up to 79,130 shares currently held in escrow that are allocable to Mr. Burt and 12,817 such shares allocable to Roberta Burt as Trustee pursuant to an escrow as part of the Biosystems acquisition.

  *  Less than 1%.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated the persons named below for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees except Mr. Vandeputte are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. The persons named in the proxy intend to vote for the following nominees:

                                                     PRINCIPAL OCCUPATION DURING              DIRECTOR
             NAME AND AGE                                THE PAST FIVE YEARS                   SINCE
             ------------                            ---------------------------              --------
Philippe Bacou*, 41....................  Chairman of the Board since June 1996; Chairman,      7/94
                                         President and Chief Executive Officer of Bacou,
                                         S.A. since July 1996; previously Executive Vice
                                         President of Bacou, S.A. since 1993; Chief
                                         Financial Officer and Vice President -- Finance of
                                         Bacou, S.A. since 1985; Director of Bacou, S.A.
                                         since July 1996.
Walter Stepan, 60......................  Vice Chairman of the Board, President and Chief       7/94
                                         Executive Officer; Chairman of the Board, President
                                         and Chief Executive Officer of Bacou USA Safety,
                                         Inc. ("Bacou Safety"); Chairman of the Board of
                                         Uvex Safety Manufacturing, Inc. ("Uvex
                                         Manufacturing"); Chairman of the Board of Titmus
                                         Optical, Inc. ("Titmus"). Also a director of Bacou
                                         S.A., Bacou Far East Ltd. (an affiliate of Bacou
                                         S.A.), Uvex Winter Optical, Inc. and Uvex Sports,
                                         Inc. Uvex Winter Optical, Inc. and Uvex Sports,
                                         Inc. are affiliates of Uvex Arbeitsschutz GmbH
                                         ("Uvex Germany").
Christophe Bacou*, 35..................  Vice President of Bacou S.A.; previously Marketing    1/96
                                         Manager of two subsidiaries of Bacou, S.A.;
                                         employed by affiliates of Bacou, S.A. since 1990.
                                         Also, Director of Bacou S.A.

                                                     PRINCIPAL OCCUPATION DURING              DIRECTOR
             NAME AND AGE                                THE PAST FIVE YEARS                   SINCE
             ------------                            ---------------------------              --------
Philip B. Barr, 47.....................  Executive Vice President since October 1996;          8/95
                                         previously Vice President from August 1995 to
                                         October 1996; Chief Financial Officer and Secretary
                                         since August 1995; Chief Operating Officer since
                                         February, 1999; Vice Chairman, Secretary and
                                         Treasurer of Bacou Safety since December 1997; Vice
                                         Chairman, Secretary and Treasurer of Uvex
                                         Manufacturing since December 1997; Secretary and
                                         Treasurer of Titmus since June 1996; Partner of
                                         Edwards & Angell, the Corporation's primary outside
                                         counsel, from 1985 to 1995.
Karl F. Ericson, 65....................  Independent business consultant since 1990. Partner   7/96
                                         with Peat Marwick Mitchell & Co., predecessor to
                                         KPMG LLP, from 1970 to 1990. Also, Director of Bank
                                         Rhode Island.
Howard S. Leight, 58...................  Founder of Howard S. Leight & Associates, Inc.        2/98
                                         (d/b/a Howard Leight Industries); President and
                                         sole stockholder of Howard Leight Industries from
                                         1984 until February 1998. Consultant to Bacou
                                         Safety since February 1998. Also, Director of
                                         Bacou, S.A.
Gilbert Vandeputte, 68.................  Since 1992, President of the European Safety           --
                                         Federation and since 1975, President of Febelsafe,
                                         the Belgian Safety Federation. Also, Director of
                                         Bacou S.A.
Alfred J. Verrecchia, 56...............  Director, President Global Operations and Executive   2/99
                                         Vice President, Hasbro, Inc. from 1996 to present;
                                         previously Chief Operating Officer, Domestic Toy
                                         Operations from 1990 to 1996. Also, Director, Old
                                         Stone Corporation.


---------------
* Philippe Bacou and Christophe Bacou are brothers.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, currently comprised of Mr. P. Bacou , Mr. Stepan (Chair)and Mr. Barr (since February 10, 1999), which is authorized to handle routine matters that arise between meetings of the Board of Directors. The Executive Committee held five meetings during the Corporation's last fiscal year.

     The Board of Directors has a Compensation Committee, currently comprised of Mr. P. Bacou, Mr. Stepan (Chair), Mr. Ericson, Mr. Verrecchia (since February 24, 1999) and Dr. Wertheim, which is charged with the responsibility of reviewing, approving and recommending to the Board of Directors all compensation arrangements for executive officers. The Compensation Committee also administers the Corporation's 1996 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee held four meetings during the Corporation's last fiscal year. The Compensation Committee has a sub-committee called the Covered Employee Compensation Sub-Committee. This sub-committee is comprised of two outside directors, Mr. Ericson and Mr. Verrecchia, and is charged with the responsibility of reviewing, approving and recommending to the Compensation Committee all compensation arrangements for covered employees, as defined by
Section 162(m) of the Internal Revenue Code (the "Code"), who are likely to have compensation in excess of $1 million in any fiscal year.

     The Board of Directors has an Audit Committee, currently comprised of Mr. Ericson(Chair) and Dr. Wertheim, which is charged with the responsibility of recommending to the Board of Directors the annual engagement of the Corporation's independent auditors and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Corporation, audit practices and professional services furnished by the independent auditors. The Audit Committee held three meetings during the Corporation's last fiscal year.

     The Board of Directors has an Oversight Committee, currently comprised of Mr. Ericson, Mr. Verrecchia (since February 24, 1999) and Dr. Wertheim, which is charged with the responsibility of reviewing the terms of transactions between the Corporation and entities or persons with which directors are affiliated, including Bacou S.A. and any of its subsidiaries and affiliates (the "Bacou Group") and any possible conflicts of interest arising in connection with corporate opportunities which become available to each of the Company and the Bacou Group. See "Certain Transactions -- Corporate Opportunities Agreement." The Oversight Committee held two meetings during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee since the Board as a whole considers the qualifications of candidates and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of six meetings during 1998. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and each committee on which he served, except for Mr. Christophe Bacou who attended four meetings of the Board. Each member of the Board of Directors attended 100% of the aggregate number of meetings of all committees of the Board on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTOR COMPENSATION

     Directors who are also employees of the Corporation receive no compensation for service on the Board of Directors. The Company's non-employee directors receive cash compensation for service on the Board of Directors in an annual amount of $15,000, payable quarterly. The Chairman of the Board receives $60,000 annually. In addition, each non-employee director receives $1,000 per day for attendance at any meeting of the Board of Directors or any Committee thereof or $500 per day for attendance by conference call.


     Since August 1, 1996, non-employee directors, with the exception of Mr. Leight and Mr. Verrecchia, have been granted 100,000 options in the aggregate at exercise prices equal to the fair market value of the Common Stock on the date of grant, pursuant to the 1996 Non-Employee Director Stock Option Plan (the "Director Plan"). Effective February 27, 1998 the Corporation granted 50,000 options to Mr. Leight at an exercise price equal to $17.00 per share, pursuant to the 1998 Howard S. Leight Stock Option Plan (the "Leight Plan"). See "Certain Transactions".

EXECUTIVE COMPENSATION

     The following table summarizes certain information with respect to compensation for services rendered to the Corporation during the years ended December 31, 1998, 1997 and 1996 by the Corporation's chief executive officer and the four other most highly compensated executive officers in 1998 whose salary and bonus exceeded $100,000. The table also includes information concerning Mr. John Dean, who served as an executive officer of the Corporation from February 27, 1998 through May 19, 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                              ------------
                                                                                                 AWARDS
                                                                                              ------------
                                                                                               SECURITIES
                                                               ANNUAL COMPENSATION             UNDERLYING
                                                      -------------------------------------     OPTIONS/
                                           CALENDAR                            OTHER ANNUAL       SARS        ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY      BONUS       COMPENSATION     (SHARES)     COMPENSATION
---------------------------                --------   --------   ----------    ------------   ------------   ------------
Walter Stepan............................    1998     $500,000   $2,100,000      $62,000(1)      70,000        $51,186(2)
  Vice Chairman, President and Chief         1997      500,000    1,200,000       62,000(1)      30,000         50,936(2)
  Executive Officer; Chairman, President     1996      500,000    1,206,672       40,000(1)          --         50,936(2)
  and Chief Executive Officer of Bacou
  Safety
Philip B. Barr...........................    1998      250,000      300,000             (3)      35,000          2,906(4)
  Executive Vice President, Chief
  Operating                                  1997      210,000      235,000             (3)      20,000          1,289(4)
  Officer, Chief Financial Officer and       1996      190,000      160,000             (3)      45,000             --
  Secretary; Vice Chairman, Secretary and
  Treasurer of Bacou Safety
John F. Burt, Jr.........................    1998      230,000       62,100             (3)          --          4,899(4)
  President of Biosystems division of
  Bacou                                      1997       35,000           --             (3)          --            975(4)
  Safety from March 31, 1998; President
  of                                         1996           --           --                          --             --
  Biosystems, Inc., a subsidiary of the
  Corporation from September 30, 1997
  through March 31, 1998
Harry Neff...............................    1998      150,000       70,500             (3)      15,000          5,000(4)
  Senior Vice President - Sales of Uvex      1997      125,000       60,000             (3)          --          3,183(4)
  Safety and Howard Leight Industries        1996      120,000       75,000             (3)      30,000          2,398(4)
  divisions of Bacou Safety
John J. Bell.............................    1998      160,000       56,000             (3)          --          4,656(4)
  President of Survivair division of         1997       99,734       21,500             (3)      15,000         10,629(4)
  Bacou Safety                               1996           --           --                          --             --
John Dean................................    1998(5)   339,863      616,667(5)          (3)      15,000          7,170(4)
  President and Chief Operating Officer      1997           --           --                          --             --
  of Bacou Safety from February 27, 1998     1996           --           --                          --             --
  to May 19, 1998; on leave of absence
  from May 26, 1998; terminated
  employment December 31, 1998


---------------
(1) Represents reimbursement payable to Mr. Stepan by the Corporation for United States social security taxes and the applicable personal income tax effects of such reimbursement. Certain other perquisites payable to Mr. Stepan did not exceed the threshold referenced in footnote (3), below.

(2) Represents (i) split dollar life insurance premiums paid by the Corporation on behalf of Mr. Stepan ($36,450 in 1998 and in 1997), (ii) term life insurance premiums paid by the Corporation on behalf of Mr. Stepan ($9,736 in 1998 and in 1997), and (iii) contributions by the Corporation on behalf of Mr. Stepan under the Bacou USA, Inc. 401(k) Plan Trust ($5,000 in 1998 and $4,750 in 1997).

(3) Perquisites and other personal benefits paid to such officer were less than $50,000, or 10% of aggregate salary and bonus, and accordingly are omitted from the table as permitted by the rules of the Commission.

(4) Represents amounts paid by the Corporation under the Bacou USA, Inc. 401(k) Plan Trust and predecessor plans.

(5) Mr. Dean was an executive officer of the Corporation from February 27, 1998 through May 19, 1998. The bonus amount was awarded pursuant to an agreement with the Corporation. Does not include amounts payable to Mr. Dean in 1999 and 2000 pursuant to such agreement. See "Employment Contracts - Mr. Dean".

     The following table sets forth certain information relating to option grants pursuant to the Incentive Plan during the year ended December 31, 1998 to certain of the individuals named in the Summary Compensation Table above. No options were granted during such year to Mr. Burt or Mr. Bell.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                                    POTENTIAL
                           ---------------------------------------------------------------------          REALIZABLE
                                                % OF                                                   VALUE AT ASSUMED
                             NUMBER OF         TOTAL                                                   ANNUAL RATES OF
                            SECURITIES      OPTIONS/SARS    EXERCISE                                     STOCK PRICE
                            UNDERLYING       GRANTED TO        OR         GRANT-                       APPRECIATION FOR
                             OPTIONS/        EMPLOYEES        BASE      DATE MARKET     EXPIRA-       OPTION TERM(3)(4)
                               SARS          IN FISCAL       PRICE         PRICE         TION       ----------------------
          NAME             GRANTED(1)(2)        YEAR         ($/SH)      PER SHARE       DATE          5%          10%
          ----             -------------    ------------    --------    -----------    ---------    --------    ----------
Walter Stepan............     70,000           14.99%        $17.50       $ 17.50        2/23/08    $770,396    $1,952,335
Philip B. Barr...........     35,000            7.49%        $17.50       $ 17.50        2/23/08    $385,198    $  976,167
Harry Neff...............     15,000            3.21%        $17.50       $ 17.50        2/23/08    $165,085    $  418,357
John Dean................     15,000            3.21%        $17.00       $17.125        2/27/08(5)       (5)           (5)

---------------
(1) No options granted were options with tandem SARs and no free-standing SARs were granted.

(2) 50% of the options issued to Mr. Stepan and Mr. Barr became exercisable on the date of grant.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $28.50 and 10% results in a stock price per share of $45.39.

(4) The actual value, if any, an executive may realize will depend on (i) the excess of the stock price over the exercise price on the date the option is exercised and (ii) the percent vested, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

(5) Mr. Dean exercised 3,000 options on January 13, 1999, at a market value per share of $22.875. Pursuant to the terms of the Incentive Plan, his remaining options are unvested, not exercisable and expire on March 31, 1999, i.e., 90 days after his termination of employment.

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Incentive Plan to the individuals named in the Summary Compensation Table above (other than Mr. Burt, who has no options). No options were exercised in 1998. Mr. Dean exercised 3,000 options at $22.875 per share on January 13, 1999.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/
                                         OPTIONS/SARS AT FISCAL YEAR-END      SARS AT FISCAL YEAR-END(1)
                                         --------------------------------    ----------------------------
                 NAME                    EXERCISABLE        UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                    -----------        -------------    -----------    -------------
Walter Stepan..........................    65,000              35,000         $342,500        $140,000
Philip B. Barr.........................    64,500              35,500          380,500         187,500
Harry Neff.............................    21,000              24,000          129,000         126,000
John J. Bell...........................     6,000               9,000           40,000          60,750
John Dean..............................     3,000                  (2)              (2)             (2)

---------------
(1) Based on a per share price of $21.50, which was the closing price of the Corporation's Common Stock on The New York Stock Exchange on December 31, 1998.

(2) Mr. Dean exercised 3,000 options on January 13, 1999, at a market value per share of $22.875. Pursuant to the terms of the Incentive Plan, his remaining options are unvested, not exercisable and expire on March 31, 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stepan, Chairman of the Corporation's Compensation Committee, and Vice Chairman, President and Chief Executive Officer of the Corporation, serves on the Board of Directors of Bacou S.A.; and Mr. P. Bacou is the Chairman, President and Chief Executive Officer of Bacou S.A. and is a member of the Corporation's Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

     During 1998, the membership of the Compensation Committee of the Board of Directors of the Corporation consisted of Mr. P. Bacou, Mr. Stepan, Mr. Ericson, and Dr. Wertheim. Since February 24, 1999, Mr. Verrecchia has been a member of the Compensation Committee. Mr. P. Bacou, Mr. Ericson, Mr. Verrecchia and Dr. Wertheim are not employees of the Corporation. Mr. Stepan is Vice Chairman, President and Chief Executive Officer of the Corporation, as well as Chairman, President and Chief Executive Officer of Bacou Safety, Chairman of Uvex Manufacturing, and Chairman of Titmus. The role of the Compensation Committee is advisory and administrative in nature, with responsibility for matters such as making recommendations to the Board of Directors concerning certain compensation matters and administering compensation plans adopted by the Board of Directors, including the Incentive Plan and the Corporation's Bonus Plan for Executives for 1998, 1997, and 1996 (the "Bonus Plan"). The Compensation Committee has a sub-committee which is currently comprised of Mr. Ericson and Mr. Verrecchia, which is charged with the responsibility of reviewing, approving and recommending to the Compensation Committee all compensation arrangements for covered employees (as defined by Section 162(m) of the Code) who are likely to have compensation in excess of $1 million during any fiscal year.

COMPENSATION POLICIES

     The Corporation's executive compensation program consists of three main components: (1) base salary; (2) cash bonuses; and (3) stock options. Base salaries are designed to attract and retain well-qualified executives who are likely to manage the Corporation and its operating subsidiaries in a manner that will produce successful operating strategies and results. Cash bonuses are designed to provide short-term incentives which are determined in direct relation to corporate financial performance and also take into account individualized objectives and achievements. Stock options are designed to align the interests of stockholders and executives by providing long-term incentives based on growth in market value of the Corporation's Common Stock.

DIRECT RELATIONSHIP OF COMPENSATION TO CORPORATE FINANCIAL PERFORMANCE

     For 1998, Mr. Stepan and Mr. Barr received bonuses which were determined in direct relation to corporate financial performance, as measured by operating income, pursuant to their employment agreements. All of Mr. Stepan's bonus and a portion of Mr. Barr's bonus equal to $268,000, were determined in direct relation to the level of operating profit of the Corporation on a consolidated basis.

     With respect to the executive officers of the Corporation's operating subsidiaries and divisions, executive compensation was related to corporate performance through the Bonus Plan, which provides increased bonus levels as subsidiary and division operating margins, net sales and operating profits increase. On this basis, the portion of bonuses that were determined in direct relation to corporate financial performance ranged from approximately 5% to 55% of base salary for executive officers at operating subsidiaries and divisions.

CEO COMPENSATION

     Mr. Stepan's salary and benefits for 1998 were fixed by the terms of his employment agreement (see "Employment Contracts -- Mr. Stepan") which, except for a first amendment to such contract dated October 24, 1997 and a second amendment dated August 25, 1998, was in place prior to both the establishment of the Compensation Committee and the Corporation's initial public offering in March 1996. Approximately 80% of his 1998 compensation was represented by a cash bonus. Mr. Stepan was entitled to a cash bonus pursuant to an incentive formula directly related to the Corporation's financial performance, as measured by consolidated operating income. Based on the Corporation's financial performance for 1998, the Compensation Committee awarded Mr. Stepan a cash bonus of $2,100,000. Mr. Stepan received a grant of 70,000 options during 1998, pursuant to the Incentive Plan. The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant, and were exercisable 50% immediately and 50% after one year.

IRS MATTERS

     Section 162(m) of the Internal Revenue Code disallows deductions by publicly-held companies for employee remuneration in excess of $1 million which is not performance-based. Although the compensation paid by the Corporation to Mr. Stepan for 1998 was in excess of $1 million, the amounts paid pursuant to his Employment Agreement are deductible within the meaning of the Code since (i) the agreement was in effect prior to the Corporation's initial public offering,
(ii) the agreement was disclosed in the Corporation's Registration Statement on Form S-1 filed with the Commission on March 27, 1996, and (iii) a subsequent material amendment to the agreement has been approved by the Corporation's stockholders.

                             COMPENSATION COMMITTEE

                             Walter Stepan (Chair)
                                 Philippe Bacou
                                Karl F. Ericson
                              Alfred J. Verrecchia
                            Dr. Herbert A. Wertheim

CORPORATE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1996, 1997 and 1998 of the Corporation's Common Stock against the cumulative total return of a NASDAQ Index and the S&P 500 Index. Both the NASDAQ Index and the S&P 500 Index are included because the Corporation's stock was quoted on the NASDAQ from March 27, 1996 through July 22, 1998 and was traded on the New York Stock Exchange from July 23, 1998 through the end of 1998. The graph also compares such return for the years 1996, 1997 and 1998 against the cumulative total return of a peer group of companies in the safety and security products market consisting of Borg-Warner Security Corp.; Checkpoint Systems; Cintas Corporation; Indentix, Inc.; Mine Safety Appliances Company; Pittston Brinks Group; Pittway Corporation; Safeskin Corporation; Scott Technologies (formerly known as Figgie International); Sensormatic Electronics; Symbol Technologies; Thermedics, Inc.; and Vivid Technologies (the "Peer Group"). The graph and table assume that $100 was invested on March 27, 1996 (the effective date of the Corporation's initial public offering) in each of the Corporation's Common Stock, the NASDAQ Index, the S&P 500 Index and the Peer Group, and that all dividends were reinvested.

                                             BACOU USA           NASDAQ INDEX(1)        S&P 500 INDEX(1)          PEER GROUP
                                             ---------           ---------------        ----------------          ----------
3/27/96                                        100.00                 100.00                 100.00                 100.00
12/31/96                                       110.83                 117.52                 117.82                 110.07
12/31/97                                       116.66                 144.20                 157.13                 140.82
12/31/98                                       143.33                 202.63                 202.03                 178.75

(1) For the period from March 27, 1996 through and including July 22, 1998, the Corporation's stock was quoted on the NASDAQ. On July 23, 1998, the Corporation's stock began trading on the New York Stock Exchange.

                              EMPLOYMENT CONTRACTS

MR. STEPAN

     In January 1996, the Corporation entered into an employment agreement with Mr. Stepan, replacing an earlier agreement he had with Uvex Safety, Inc. which originated in 1992. The employment agreement provides for an annual base salary of $500,000. Mr. Stepan is restricted from competing with the Corporation and is prohibited from disclosing confidential information regarding the Corporation during the term of such agreement and thereafter for periods of one year and three years, respectively.

     The original employment agreement provided for an annual incentive cash bonus based on a declining percentage ranging from four to one percent of the earnings before interest and taxes of the Corporation ("Adjusted EBIT"), as well as reimbursement of United States social security taxes and the applicable personal income tax effect of such reimbursement, and certain other benefits. Effective October 24, 1997, the Corporation and Mr. Stepan entered into a First Amendment to Employment Agreement which (i) replaced the decreasing percentage formula with an increasing percentage formula ranging from 2.75% to 4.25% of Adjusted EBIT and, (ii) reduced to writing the applicable definition of Adjusted EBIT as meaning the Corporation's earnings before interest and taxes, as reported in its consolidated financial statements for the calendar year for which the computation is made, increased to eliminate the effects of (a) any accrual for Mr. Stepan's incentive compensation; (b) amortization expense; and
(c) any non-recurring charges including but not limited to the non-recurring effects of purchase accounting treatment of acquisitions such as inventory step-ups and purchased research and development.

     On August 25, 1998, the Corporation entered into a Second Amendment to Employment Agreement with Mr. Stepan, containing the following provisions: (a) the term of the agreement was extended to December 31, 1999; (b) the term of the agreement will be automatically extended for a single twelve-month period ending December 31, 2000 unless either party gives notice of termination by June 30, 1999; (c) prior to June 30, 1999, the parties will negotiate another amendment to the agreement under which Mr. Stepan will serve the Corporation in a different capacity, at a different salary level and subject to a different bonus, effective January 1, 2000; and (d) Mr. Stepan will be nominated to serve as a Director of the Corporation through 2005.

MR. BARR

     In May 1995, the Corporation entered into a five year employment agreement with Mr. Barr, having an initial term expiring in 2000 which, unless either party elects not to renew, will be automatically extended for successive three-year terms. Mr. Barr's initial annual base salary was $180,000 and was subject to annual review, with minimum guaranteed increases based on the Consumer Price Index. Mr. Barr's annual base salary was $210,000 for 1997, $250,000 for 1998, and was increased to $300,000 effective January 1, 1999. The agreement initially provided for an annual bonus having the following components: an amount based on the profitability of the Corporation as measured by the Corporation's earnings before interest and taxes at a rate ranging from 5% to 25% of the annual base salary; a bonus up to 25% of the annual base salary based upon the achievement of individual performance goals; and additional bonus compensation to be awarded in connection with special projects, as identified by the Corporation.

     Effective October 24, 1997, the Corporation and Mr. Barr entered into a Third Amendment to Employment Agreement which amended the initial agreement by
(i) replacing the aforementioned annual bonus components with an annual incentive cash bonus based on increasing percentages ranging from 0.40% to 0.55% of Adjusted EBIT as defined and (ii) defining Adjusted EBIT to mean the Corporation's earnings before interest and taxes, as reported in its consolidated financial statements for the calendar year for which the computation is made, increased to eliminate the effects of (a) amortization expense; and (b) any non-recurring charges including but not limited to the non-recurring effects of purchase accounting treatment of acquisitions such as inventory step-ups and purchased research and development. Mr. Barr's bonus payment for 1998 was $300,000, $268,000 of which was determined pursuant to the incentive formula defined by his employment agreement and the balance of which was awarded by the Board of Directors in its discretion at the recommendation of the Compensation Committee. Mr. Barr is restricted from competing with the Corporation and is prohibited from disclosing any confidential information regarding the Corporation's business during the term of the agreement and thereafter for periods of one year and three years, respectively. The agreement further provides that if the Corporation fails to renew the contract prior to Mr. Barr reaching the age of 65 or Mr. Barr terminates the agreement at any time during its term, the terminating party is required to pay to the other an amount equal to six months of the annual base salary in effect at the time of such non-renewal or termination.

MR. BURT

     Effective on October 1, 1997, Biosystems, Inc., a predecessor by merger to Bacou Safety, entered into an employment agreement with Mr. Burt. According to this agreement, Mr. Burt will serve as the President of Biosystems (now the Biosystems division of Bacou Safety) for an initial term through December 31, 2001. This term is subject to successive renewal terms of one year each, unless written notice of termination is provided by either party at least six months prior to the end of a term. The agreement provides for Mr. Burt to be paid base salary of $230,000 for 1998 with salary increases consistent with the policies of the Corporation. His base salary was increased to $240,000 for 1999. Incentive compensation for years beginning in 1998 is to be paid in accordance with the Bonus Plan, provided that his bonus in the year 2000 shall not exceed 35% of his base salary. In February, 1999, Mr. Burt received a bonus of $62,100 for his services in 1998. Mr. Burt is eligible to participate in the Corporation's stock option plans and employee benefit plans. He is subject to certain non-competition and confidentiality covenants regarding the Corporation's business during the term of the agreement and thereafter. Also, see "Certain Transactions - Put Option", "Contingent Payments and Other Provisions of the Biosystems Agreement" and "Registration Rights."

MR. NEFF

     Uvex Safety, Inc., a predecessor by merger to Bacou Safety, entered into an employment agreement with Mr. Neff as of January 1, 1996. According to this agreement, Mr. Neff serves as the principal sales executive of the Uvex Safety division of Bacou Safety for a term that expires on December 31, 2000. His responsibilities were expanded during 1998 to include the Howard Leight Industries division of Bacou Safety. The five-year term of the agreement shall be extended year by year unless at least six months prior to the end of a term, either party shall provide written notice to the other that the agreement shall expire at the end of such term. As compensation for his services, Mr. Neff received $120,000 during the first year of the term and has received salary increases consistent with the Corporation's policies and his expanded responsibilities since that time. His base salary was increased to $165,000 for 1999. Mr. Neff participates in the Bonus Plan and under that plan he received a bonus payment of $70,500 in February, 1999 for his services in 1998. Mr. Neff is eligible to participate in the Corporation's stock option plan and employee benefit plans. He is subject to certain non-competition and confidentiality covenants regarding the Corporation's business during the term of the agreement and thereafter.

MR. BELL

     Survivair, Inc., a predecessor by merger to Bacou Safety, entered into an employment agreement with Mr. Bell as of May 30, 1997. According to this agreement, Mr. Bell was to serve as the President of Survivair (now the Survivair division of Bacou Safety) for an initial term which expired on December 31, 1998. This period of employment renewed for a one-year term expiring December 31, 1999 and shall renew for successive one-year terms unless prior written notice is provided by either party at least six months prior to the end of any such year. Mr. Bell received a base salary of $155,000 for the initial term and a salary increase for 1999 (in accordance with the Corporation's compensation policies) to $167,000. He participates in the Bonus Plan and received a payment of $56,000 in February, 1999 for his services during 1998. Mr. Bell is eligible to participate in the Incentive Plan and employee benefit plans. He is subject to certain non-competition and confidentiality covenants during the term of his agreement and thereafter. Mr. Bell and Bacou Safety entered into a First Amendment to Employment Agreement as of June 29, 1998 which made non-material changes to the agreement.

MR. DEAN

     Effective February 27, 1998, Bacou Safety entered into an employment agreement with Mr. Dean for an initial term expiring December 31, 1999 unless notice of termination was provided by either party not less than one year prior to the end of the term. The agreement would then extend for additional one-year terms subject to the same notice procedure. Mr. Dean would be paid salary of $400,000 per year for the initial term with annual increases thereafter in line with those generally applicable to salaried employees of the Corporation. His bonus would be established according to the Bonus Plan and would be capped at 125% of base salary each year. The agreement further provided a $200,000 signing bonus which was paid at the time of execution of the agreement and an award of 15,000 options to purchase shares of the Corporation's Common Stock at $17.00 per share.

     On May 19, 1998, Bacou Safety entered into an amendment to the employment agreement with Mr. Dean under which he resigned his position as President and Chief Operating Officer of Bacou Safety and remained as President of the Howard Leight Industries division of Bacou Safety through December 31, 1998. Bacou Safety retained the right to place him on a leave of absence at any time after May 19, 1998. Under this amendment, Bacou Safety agreed to continue to pay Mr. Dean his annual salary for the years 1998 and 1999 and bonuses of $416,667 in February 1999 and $500,000 in February 2000. Mr. Dean was subsequently placed on a paid leave of absence on May 25, 1998 and served as a consultant to Bacou Safety for the remainder of the year. Mr. Dean's employment with the Corporation terminated on December 31, 1998, subject to the Corporation's obligation to continue to make the aforementioned payments. He is subject to certain non-competition and confidentiality covenants during the term of his agreement and thereafter.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("Insiders"), to file reports of ownership and changes in beneficial ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1998 all Section 16(a) filing requirements applicable to its Insiders were complied with except for the inadvertent late filing of a Form 3 by Mr. Leight and a Form 4 by Mr. Bradford Brooks, the President of Titmus.

                              CERTAIN TRANSACTIONS

PUT OPTION

     Pursuant to an Agreement and Plan of Merger dated as of September 30, 1997 (the "Biosystems Agreement"), the Corporation acquired all of the capital stock of Biosystems, Inc. The Corporation issued 826,514 shares of Common Stock as payment of the initial purchase price for Biosystems (the "Payment Shares"). Pursuant to the Biosystems Agreement, Mr. Burt, who was formerly the President and a principal stockholder of Biosystems prior to its purchase by the Corporation, received the right to require the Corporation to repurchase up to approximately 218,083 of the Payment Shares received by him as consideration for his shares in Biosystems (the "Put Option"). The Put Option is exercisable at any time during a twenty-four (24) month period commencing September 30, 1997. The Corporation is obligated to purchase shares pursuant to an exercise of the Put Option at a price equal to approximately $16.38 per share.

CONTINGENT PAYMENTS AND OTHER PROVISIONS OF THE BIOSYSTEMS AGREEMENT


     Pursuant to provisions of the Biosystems Agreement, the Corporation is obligated to make certain contingent earn-out payments if the operating results of the Biosystems division of Bacou Safety exceed certain defined thresholds in the year 2000 (the "Biosystems Earnout"). Any such payments would be payable to the five former stockholders of Biosystems, Inc. (including Mr. Burt, and his brother, Mr. Joseph Burt, who is an officer of the Biosystems division of Bacou Safety). Such payments are payable in unregistered shares of Common Stock of the Corporation except that the former stockholders of Biosystems, Inc. have the option to receive up to an aggregate amount of $12.0 million of any such contingent payments in cash. Any such payment would be based on a sliding scale of earnings before interest and taxes ("EBIT") after achieving a minimum EBIT for the year ended December 31, 2000 equal to 133% of a 1997 earnout base amount.


     In addition, the Biosystems Agreement includes terms and conditions customary for transactions of this nature, including representations, warranties and indemnities between the parties. Both Mr. John F. Burt, Jr.

and Mr. Joseph Burt are parties to the Biosystems Agreement and would be entitled to indemnification in the event of breaches by the Corporation of its representations and warranties thereunder.

REGISTRATION RIGHTS

     Pursuant to agreements with the Corporation, Bacou S.A. (the "Principal Stockholder") and John F. Burt, Jr. have certain rights (each a "Demand Registration Right") to cause the Corporation to register its shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). In addition, subject to certain limitations, if the Corporation proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, each of the Principal Stockholder, all selling shareholders of Biosystems, and Mr. Stepan, his wife and two adult children (together, the "Stepan Family"), are entitled to written notice of the registration and are entitled to, at the Corporation's expense, include therein shares of Common Stock held by such holder (a "Piggyback Right"), provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration. If an underwriter does so limit the number of shares included in a registration, shares will be eliminated from the offering in the following order: (i) shares proposed to be sold by selling shareholders of Biosystems pursuant to a Piggyback Right, (ii) shares proposed to be sold by the Principal Stockholder or the Stepan Family pursuant to a Piggyback Right, (iii) shares proposed to be sold by any person pursuant to the exercise of a Demand Registration Right, and finally (iv) shares proposed to be sold by the Corporation for its own account. The Corporation generally is required to bear all the fees, costs and expenses of such registrations other than underwriting discounts and commissions. The Corporation also is obligated to indemnify each of the Principal Stockholder, the selling shareholders of Biosystems, the Stepan Family and any other party which exercises its registration rights against certain liabilities, including liabilities under the Securities Act.

CORPORATE OPPORTUNITIES AGREEMENT

     The Corporation and the Principal Stockholder have entered into an agreement which addresses potential conflicts of interest with respect to future business opportunities. In general, the agreement covers the following: the extent to which the Bacou Group may export its products to the United States; the extent to which the Corporation may export its products to France; the manner in which acquisition opportunities will be allocated between the Corporation and the Bacou Group; the basis for cooperation between the Corporation and the Bacou Group with respect to product development, intellectual property rights, research and development and manufacturing processes; and the terms and conditions for sale of products by one party to the other. The agreement expires on December 31, 2016, subject to a ten-year renewal option exercisable by either party.

     Except for products supplied by the Corporation as an original equipment manufacturer, the Corporation may not offer for sale in France personal protective equipment of a type offered by the Bacou Group to its customers in France unless it shall have first offered to supply the products to the Bacou Group and such offer shall have been declined. At any time after the Bacou Group declines such an offer, it may change its decision, prevent the Corporation from making future sales of such products in France and undertake sales of such products on its own behalf. The rights of the Bacou Group to reconsider such an offer would be subject to any agreement entered into by the Corporation with third parties subsequent to the Bacou Group's having declined the initial offer.

     Except for products supplied by the Bacou Group as an original equipment manufacturer, the Bacou Group may not offer for sale in the United States personal protective equipment of a type offered by the Corporation to its customers in the United States unless it shall have first offered to supply the products to the Corporation and such offer shall have been declined. At any time after the Corporation declines such an offer, it may change its decision, prevent the Bacou Group from making further sales of such products in the United States and undertake sales of such products on its own behalf. The rights of the Corporation to reconsider such an offer would be subject to any agreement entered into by the Bacou Group with third parties subsequent to the Corporation's having declined the initial offer.

     The geographic restrictions applicable generally to sales by the Corporation in France and by the Bacou Group in the United States do not apply to products sold by either party as an original equipment manufacturer, except that either party may determine in its reasonable discretion that such sales by the other party would materially and adversely affect the marketability of its competing products, in which case the other party would be required to curtail such export sales of products supplied as an original equipment manufacturer.

     Opportunities for future acquisitions generally will be allocated by geographic location, with the Corporation making acquisitions of businesses in North, Central and South America and the Bacou Group making acquisitions elsewhere in the world. Recognizing the Corporation's expertise in eyewear products, the Corporation has the right of first refusal for any acquisitions of eyewear businesses wherever located.

     The agreement requires both parties and their affiliates to regularly exchange information about activities relating to product development, intellectual property rights, research and development and manufacturing processes. In the event the Corporation selects a new product of the Bacou Group for sale within the United States, the Corporation may utilize the intellectual property, products, processes and know-how associated with the selected products without payment of any royalty or consulting fee. The Corporation is subject to the same requirement for new products of the Corporation which are selected by the Bacou Group for sale in France. The Corporation's obligations are subject to the restrictions placed on Bacou Safety as successor-in-interest to Uvex Safety, Inc. pursuant to agreements with Uvex Germany. The obligations of both parties are subject to any restrictions applicable under other third party agreements, such as secrecy agreements, in force at January 1, 1996.

     The supply of products by either party to the other generally is required to occur upon the most favorable terms and conditions applicable to transactions with unrelated customers involving similar quantities and purchase order conditions.

ACQUISITION OF COMASEC HOLDINGS, INC. AND SURVIVAIR, INC.

     On May 30, 1997, the Principal Stockholder consummated the acquisition of all of the capital stock of Comasec International S.A. ("Comasec"), a French holding company, which was the sole shareholder of a French operating company, Fenzy S.A. and a United States holding company, Comasec Holdings, Inc. ("Comasec Holdings"). Simultaneously, the Corporation and the Principal Stockholder consummated a series of merger and redemption transactions that resulted in the acquisition by the Corporation of Comasec's interest in Comasec Holdings (including its wholly-owned subsidiary, Survivair, Inc.) (the "Survivair Acquisition") for a redemption price of approximately $27.4 million (the "Redemption Price"). In March 1997 a wholly-owned subsidiary of the Corporation advanced $28.0 million to the Principal Stockholder, evidenced by promissory notes, for its use in closing the transaction with the former shareholders of Comasec. The Redemption Price was paid by the assignment of the aforementioned promissory notes to Comasec, then a wholly-owned subsidiary of the Principal Stockholder. All terms of the Survivair Acquisition were reviewed and approved by the Oversight Committee pursuant to the Corporate Opportunities Agreement.

     The Corporation and the Principal Stockholder entered into a Settlement Agreement dated March 30, 1998 with the former shareholders of Comasec which provides for settlement of certain post-closing purchase price adjustments, indemnification claims and related matters. The allocation of rights and obligations under such Settlement Agreement between the Corporation and the Principal Stockholder were determined during 1998.

INVENTORY PURCHASES FROM AND SALES TO PRINCIPAL STOCKHOLDER

     The Corporation purchases certain inventory items from wholly-owned subsidiaries of the Principal Stockholder. Total purchases were approximately $24,000 in 1998, $207,000 in 1997 and $625,000 in 1996. The Corporation also sells certain inventory items to wholly-owned subsidiaries of the Principal Stockholder with sales totaling approximately $967,000 in 1998, $270,000 in 1997 and less than $60,000 in 1996. The Principal Stockholder has been the exclusive distributor of Leight products in France since 1993.

PDS INTERNATIONAL PTE LTD. AGREEMENTS

     Effective August 31, 1998, the Corporation and an affiliate of the Principal Stockholder entered into certain agreements in which they became stockholders of PDS International Pte Ltd., a company incorporated in the Republic of Singapore ("PDS Singapore"). The Corporation acquired its interest in PDS Singapore to provide channels of distribution for products of the Corporation. Each of the Corporation and the affiliate of the Principal Stockholder holds a 15% interest in PDS Singapore. The remaining 70% ownership of PDS Singapore is held by Uvex Germany and certain unrelated interests.

ASSET PURCHASE AGREEMENT WITH HOWARD S. LEIGHT & ASSOCIATES, INC.

     Pursuant to an Asset Purchase Agreement (as amended) with Howard S. Leight & Associates, Inc. (d/b/a Howard Leight Industries) ("Leight"), Bacou Safety, consummated the following transactions on February 27, 1998 (collectively, the "Leight Transactions"): (i) acquired substantially all of the assets and assumed substantially all of the liabilities of Leight (ii) acquired all of the capital stock of Howard Leight de Mexico S.A. de C.V. (except for one share of capital stock which was purchased by the Corporation in order to comply with Mexican statutory requirements) from Leight and Howard S. Leight ("Mr. Leight") and
(iii) acquired all of the capital stock of Howard Leight (Europe) Limited from Mr. Leight and Mr. Dean. Mr. Leight was the founder and sole stockholder of Leight. The Corporation paid cash consideration of $125.9 million in connection with the closing of the Leight Transactions, $5.9 million of which represented the refinancing of Leight indebtedness. In addition to cash consideration paid at the closing the Corporation is obligated to pay additional amounts, not to exceed $2.0 million, if the sales of Leight exceed certain defined thresholds by the year 2000. The agreements governing the Leight Transactions include terms and conditions customary for transactions of this nature, including representations, warranties and indemnities between the parties. Mr. Leight would be entitled to indemnification in the event of any breach by the Corporation of its representations and warranties under the agreements.

CONSULTING AGREEMENT WITH HOWARD S. LEIGHT

     In connection with the Leight Transactions, Mr. Leight entered into a consulting agreement dated February 27, 1998 (the "Consulting Agreement") with the Corporation. The Consulting Agreement requires Mr. Leight to provide advice to the Corporation and to assist the Corporation with certain marketing efforts. As compensation for these services the Corporation is required to pay Mr. Leight $200,000 annually. In addition, the Corporation is required to make royalty payments to Mr. Leight for every new hearing protection product which is patented by the Corporation or for which a patent could be obtained but which the Corporation determined not to file in order to protect its trade secret, and which is either principally derived from ideas of Mr. Leight or principally developed by Mr. Leight subsequent to February 27, 1998. Royalty payments will be paid at the rate of four percent (4%) of the net sales of any qualifying product, provided sales of such product exceed thresholds defined in the Consulting Agreement. No royalty payments were made during 1998. The Consulting Agreement continues for a period of five years from the date of commencement, except, however, that the Corporation's obligation to make royalty payments pursuant to the Consulting Agreement does not terminate upon expiration of this term. The Consulting Agreement also provides for Mr. Leight's nomination as a Director of the Corporation during each year of the five-year term of the Consulting Agreement, and for the grant of stock options to Mr. Leight. Upon consummation of the Leight Transactions, Mr. Leight joined the Boards of Directors of both the Corporation and the Principal Stockholder and pursuant to the Leight Plan, he received an option to purchase an aggregate of 50,000 shares of the Common Stock at an exercise price of $17.00 per share. Under the terms of the Consulting Agreement, Mr. Leight is subject to non-disclosure and non-competition provisions.

REAL ESTATE OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT WITH HOWARD S. LEIGHT

     Mr. Leight is the owner of a parcel of land adjacent to the Corporation's manufacturing facility in San Diego, California (the "Option Land"). In connection with the Leight Transactions, the Corporation and Mr. Leight entered into a Real Estate Option and Right of First Refusal Agreement pursuant to which the Corporation obtained the right to purchase the Option Land under certain terms and conditions in the future.

In general, a subsidiary of the Corporation may elect to purchase the Option Land for a price equal to the greater of $750,000 or fair market value determined by independent appraisal, at any time within a three-year period beginning December 15, 1999. Also, Mr. Leight is required to offer the Option Land to the Corporation's subsidiary on terms and conditions as favorable as those applicable to any which Mr. Leight proposes to accept from a third party at any time in the future.

LEASE AGREEMENT WITH HOWARD S. LEIGHT


     Effective February 27, 1998, Bacou Safety entered into a lease agreement with Mr. Leight for a 20,000 square foot warehouse located in Florence, Kentucky (the "Lease Agreement") in connection with the Leight Transactions. The Lease Agreement has an initial lease term of five (5) years and is subject to two (2) successive options to extend the term for a period of five (5) years each. The Lease Agreement provides for annual rent equal to $100,000 and is subject to annual increases based upon increases in the regional Consumer Price Index. Pursuant to the terms of the Lease Agreement the Corporation is responsible for payment of taxes, utilities, insurance and certain repairs and maintenance. The Corporation made lease payments totaling $83,333 during 1998 to Mr. Leight.


SUPPLY AGREEMENT WITH HOWARD LEIGHT ENTERPRISES, INC.

     Mr. Leight is the principal stockholder of Howard Leight Enterprises, Inc. ("HLE"). In connection with the Leight Transactions, the Corporation has agreed to enter into a supply agreement with HLE pursuant to which it will purchase its requirements for polyurethane pre-polymer (the principal raw material used in the production of foam hearing protection products) for a period of five years provided that the quality and price of such raw material offered by HLE are equivalent to that which is available from third party suppliers. Mr. Dean is also a stockholder of HLE as are one current and one former employee of the Howard Leight Industries division of Bacou Safety. HLE has recently begun to produce polyurethane pre-polymer; however, a supply agreement has not yet been executed.

                  INCREASE IN THE NUMBER OF AUTHORIZED SHARES

     On February 10, 1999, the Board of Directors adopted a resolution, subject to ratification by the stockholders of the Corporation, to increase the number of authorized shares of capital stock of the Corporation from 30,000,000 to 55,000,000, which includes an increase in the number of authorized shares of the Corporation's Common Stock from 25,000,000 to 50,000,000. Such ratification requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. The availability of additional shares of Common Stock is desirable to provide the Corporation with future growth opportunities, including sufficient Common Stock in the future for potential acquisitions, stock splits or stock dividends.


     The Corporation currently has, as of the record date, 17,621,465 shares of Common Stock outstanding. In addition, the Corporation currently has 1,657,900 shares of Common Stock reserved for issuance pursuant to the Incentive Plan, the Director Plan and the Leight Plan. The shares reserved for issuance under these stock option plans represent options that have been granted to plan participants as well as options that are available for grant in the future.



     Taking into account the current number of outstanding shares of Common Stock and shares reserved for issuance under the stock incentive plans of the Corporation, there are currently 5,720,635 shares of the Corporation's Common Stock available for future issuance prior to the increase in the number of authorized shares of Common Stock that is being proposed. Should the proposal to increase the number of authorized shares be adopted by the stockholders, the Corporation would have 30,720,635 shares of Common Stock available for future issuance.



     The Corporation currently has no immediate plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock, except for shares presently reserved for issuance for options granted under the stock incentive plans totaling 990,100. Although no shares of Common Stock have been reserved for issuance pursuant to the Biosystems Agreement, the Corporation may have an obligation to make certain payments to former shareholders of Biosystem, Inc., including Mr. John F. Burt, Jr. and Mr. Joseph Burt, contingent upon achievement of the Biosystems Earnout by the Biosystems division of

Bacou Safety. Once a certain earnout threshold is achieved, any payment pursuant to the Biosystems Earnout would be based on a sliding scale of EBIT for the year ended December 31, 2000. See "Certain Transactions -- Contingent Payments and other Provisions of the Biosystems Agreement". Such payments may be payable in unregistered shares of Common Stock of the Corporation, subject to the right of such shareholders to receive up to $12,000,000 of any such contingent payment in cash. Since the payments are based on meeting a minimum level of EBIT for the year 2000 and other factors that cannot be determined at this time, it is not possible to know whether, or to what extent, the Biosystems Earnout will be achieved and shares of the Corporation's Common Stock will be issued.



     If any other plans, understandings, agreements or arrangements are made concerning the issuance of any shares, holders of then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending on the nature of any such transaction, the law applicable thereto and judgment of the Board of Directors regarding the submission thereof to the Corporation's stockholders.



     The equity interest of current stockholders of the Corporation may be significantly diluted by the issuance of additional shares of Common Stock, except for issuance of Common Stock pursuant to stock splits or stock dividends.


     The Board of Directors recommends a vote FOR adoption of the amendment to Article Four of the Corporation's Amended and Restated Certificate of Incorporation.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of KPMG LLP ("KPMG") as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1999 shall be submitted at the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of KPMG will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of KPMG has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by KPMG during the year ended December 31, 1998 were furnished at customary rates.

     The Board recommends a vote FOR ratification of KPMG as independent auditors for the fiscal year ending December 31, 1999.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1998 Annual Report to Stockholders, which is provided to stockholders along with this form of Proxy. The Annual Report and the financial statements contained in such report are not to be considered as a part of this soliciting material.

               STOCKHOLDER PROPOSALS FOR YEAR 2000 ANNUAL MEETING

     Under the regulations of the Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the Year 2000 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Secretary of the Corporation at 10 Thurber Boulevard, Smithfield, Rhode Island 02917 and must be received at that address on or before

December 2, 1999, in order to be included in the Corporation's proxy relating to the Year 2000 Annual Meeting. If a stockholder desires to bring business before the Corporation's Year 2000 Annual Meeting that is not a proposal submitted to the Corporation for inclusion in the Corporation's proxy statement, notice must be received by the Corporation at the same address on or before January 3, 2000.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                            By order of the Board of Directors,

                                            PHILIP B. BARR
                                            Secretary

Smithfield, Rhode Island
March 30, 1999

                                                                      4961-PS-99

                                  DETACH HERE
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                                     PROXY

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 1999


         The undersigned hereby appoints Walter Stepan and Philip B. Barr or either one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse, all shares of Common Stock of Bacou USA, Inc. of the undersigned, at the Annual Meeting of Stockholders to be held at the Westin Hotel, Providence, Rhode Island, on Thursday, May 13, 1999 at 10:00 A.M., Eastern Daylight Time, or at any adjournment thereof, for the following purposes:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE
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
[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSAL 1, 2 AND 3.


1. To elect directors of the Corporation for the ensuing year,                                                FOR   AGAINST  ABSTAIN
   and until their successors are elected and qualified.          2. To amend Article Four of the             [ ]     [ ]      [ ]
   NOMINEES: Philippe Bacou, Walter Stepan, Christophe Bacou,        Corporation's Amended and Restated
   Philip B. Barr, Karl F. Ericson, Howard S. Leight,                Certificate of Incorporation to increase
   Gilbert Vandeputte, Alfred J. Verrechia                           the number of authorized shares of capital
                                                                     stock from 30,000,000 to 55,000,000 including an increase in the common stock from 25,000,000 to 50,000,000.
            FOR    [ ]        [ ] WITHHELD
            ALL                   FROM ALL
          NOMINEES                NOMINEES                                                                    FOR   AGAINST  ABSTAIN
                                                                  3. To ratify the selection of KPMG LLP as   [ ]     [ ]      [ ]
       [ ] ________________________________________                  independent auditors to audit the
            For all nominees except as noted above                   Corporation's books and accounts for the
                                                                     fiscal year ending December 31, 1999.

                                                                  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                [ ]

                                                                  You are encouraged to specify your choices by marking the
                                                                  appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.
                                                                  The Board cannot vote your choice unless you sign and return this card. Please complete, sign and date this proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

                                                                  NOTE: Please sign as name appears hereon. Joint owners should sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.


Signature: ____________________________ Date: ______________      Signature: ____________________________ Date: ______________